Calculation of Filing Fee Tables
S-8
ROBERT HALF INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	3,508,625	$ 31.02	$ 108,837,547.50	0.0001381	$ 15,030.47
Total Offering Amounts:						$ 108,837,547.50		$ 15,030.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 15,030.47
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant, par value $.001, as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Stock Incentive Plan of the Registrant. Represents 3,508,625 additional shares of common stock reserved for issuance under the Stock Incentive Plan of the Registrant. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sales of the Common Stock of the Registrant on June 9, 2026, as reported on the New York Stock Exchange. The Registrant is not relying on Rule 457(p) to offset some or all of the filing fee due.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources